EXHIBIT 5.1




                             November 26, 1996



Board of Directors
Consolidated Freightways Corporation
175 Linfield Avenue
Menlo Park, CA   94025

I have acted as counsel for Consolidated Freightways Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 2,500,000 shares of common stock, par value $0.01 per share (the "Shares"), of the Company pursuant to the Company's Stock and Savings Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

          2. The Shares issuable under the Plan have been duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

STEPHEN D. RICHARDS
Stephen D. Richards
Senior Vice President and General Counsel

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